Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
P.F. Chang’s China Bistro, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-56618 on Form S-3 and Nos. 333-134213, 333-132410, 333-122408, 333-116372, 333-98665 and 333-73035 on Form S-8, of P.F. Chang’s China Bistro, Inc. (the Company) of our reports dated February 14, 2008, with respect to the consolidated balance sheets of P.F. Chang’s China Bistro, Inc. and subsidiaries as of December 30, 2007 and December 31, 2006, and the related consolidated statements of income, common stockholders’ equity, and cash flows for the year ended December 30, 2007 and the year ended December 31, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2007, which reports appear in the December 30, 2007 annual report on Form 10-K of P.F. Chang’s China Bistro, Inc.
As discussed in Note 1 to the consolidated financial statements, effective January 2, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.
/s/ KPMG LLP
Phoenix, Arizona
February 14, 2008